Exhibit 9

Opinion and Consent of Counsel

Home Office: Harrison, NY Administrative Office: 4333 Edgewood Road NE Cedar Rapids, IA 52499

April 22, 2015

Transamerica Financial Life Insurance Company

4333 Edgewood Road N.E.

Cedar Rapids, Iowa 52499-0001

Dear Sir/Madam:

With reference to the Registration Statement on Form N-4 by Transamerica Financial Life Insurance Company and TFLIC Separate Account VNY with the Securities and Exchange Commission covering individual variable annuity contracts, I have consulted with outside counsel and examined such documents and such law as I considered necessary and appropriate, and on the basis of such examination and consultation, it is my opinion that:

1.	Transamerica Financial Life Insurance Company is duly organized and validly existing under the laws of the State of New York and has been duly authorized to issue individual variable annuity contracts by the Department of Insurance of the State of New York.

2.	TFLIC Separate Account VNY is a duly authorized and existing separate account established pursuant to the provisions of Section 4240 of the New York Insurance Code.

3.	The Individual Variable Annuity Contracts have been duly authorized by Transamerica Financial Life Insurance Company and, when sold in jurisdictions authorizing such sales, in accordance with and when issued as contemplated by said Form N-4 Registration Statement, will constitute legal, validly issued and binding obligations of Transamerica Financial Life Insurance Company.

I hereby consent to the filing of this opinion as an exhibit to said N-4 Registration Statement.

Very truly yours,

TRANSAMERICA FINANCIAL LIFE INSURANCE COMPANY

/s/ Alison Ryan Alison Ryan
Vice President and Assistant Secretary

an AEGON company